Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Amendment #2 to the Registration Statement to Form S-1 (File No. 333-284368) of our audit report dated April 16, 2025, with respect to the consolidated balance sheets of Decoy Therapeutics, Inc. as of December 31, 2024 and 2023, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Fruci & Associates II, PLLC
Fruci & Associates II, PLLC – PCAOB ID #05525
Spokane, Washington
May 21, 2025